Shareholder Meeting Results
 (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                            Votes                    Votes
                            for                      witheld
Liaquat Ahamed              5,415,154,963            14,207,845
Ravi Akhoury                5,415,184,975            14,177,833
Barbara M. Baumann          5,415,851,291            13,511,517
Jameson A. Baxter           5,415,767,570            13,595,238
Charles B. Curtis           5,415,854,395            13,508,413
Robert J. Daretta           5,416,022,043            13,340,765
Katinka Domotorffy          5,415,419,173            13,943,635
John A. Hill                5,415,885,634            13,477,174
Paul L. Joskow              5,416,010,424            13,352,384
Kenneth R. Leibler          5,415,817,292            13,545,516
Robert E. Patterson         5,415,985,292            13,377,516
George Putnam, III          5,415,959,400            13,403,408
Robert L. Reynolds          5,416,108,530            13,254,278
W. Thomas Stephens          5,415,918,406	     13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against   Abstentions   Broker non votes
1,704,751        14,767        9,825		  65,688


A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for   Votes against   Abstentions   Broker non votes
5,234,359,081   33,570,449     18,267,087    143,166,192

All tabulations are rounded to the nearest whole number.